EXHIBIT 99.1

Olympic Steel Reports 2013 First-Quarter Financial Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, May 3, 2013 (GLOBE NEWSWIRE) -- Olympic Steel, Inc.,(Nasdaq:ZEUS), a national metals service center, today announced financial results for the first quarter ended March 31, 2013.

First-quarter net sales of $338.1 million were down 11.5% versus the record $382.1 million reported in 2012's comparable period. Lower steel prices combined with reduced volume contributed to the year-over-year decline in sales during the quarter.

The Company indicated its results included a pre-tax out-of-period adjustment to record LIFO income of $1.9 million ($1.2 million after tax) in 2013's first quarter. Including this adjustment, net income totaled $5.2 million, or $0.47 per diluted share, for this year's first quarter, compared with net income of $6.2 million, or $0.57 per diluted share, in 2012.

"Business activity sequentially rebounded in the first quarter compared with the end of last year," stated Chairman and Chief Executive Officer Michael D. Siegal. "Steel prices also increased from the lows of late last year; however, they are below year-ago levels and are expected to remain soft.

"Tubular and Pipe Products continued to perform well during the quarter, as did our new start-up ventures, which made increasingly positive contributions to consolidated profits as they continued to mature. Having essentially completed the capital outlays associated with our multi-year growth plan, we are now focused on generating higher cash flow and earnings. We further expanded the Company's market share in stainless steel—one of our strategic growth areas—and capital expenditures in the first quarter declined by more than 75% compared with last year."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 17, 2013, to shareholders of record on June 3, 2013.

Conference Call and Webcast

A simulcast of Olympic Steel's 2013 first-quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 9:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the success of our new facility startups in Gary, Ind., and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or recently acquired businesses into our operations and achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers to honor their agreements related to derivative instruments, including the outcome of the MF Global UK Limited administration process; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated timeframes; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

-Financial Tables Follow-

Olympic Steel, Inc.
Results of Operations
(in thousands, except per-share data)

	Three Months Ended Mar. 31,
	2013		2012
	(unaudited)
Net sales	$338,064		$382,052
% change	(11.5%)		29.8%

Costs and expenses
Cost of materials sold (exclusive of items shown below)	266,154	78.7%	306,678	80.3%
Warehouse and processing	20,506	6.1%	21,222	5.6%
Administrative and general	18,149	5.4%	18,374	4.8%
Distribution	8,974	2.7%	9,059	2.4%
Selling	6,586	1.9%	7,141	1.9%
Occupancy	2,599	0.8%	2,323	0.6%
Depreciation	5,293	1.6%	4,770	1.2%
Amortization	222	0.1%	222	0.1%

Total costs and expenses	328,483	97.2%	369,789	96.8%

Operating income	9,581	2.8%	12,263	3.2%

Other income, net	23	0.0%	34	0.0%

Income before financing cost and income taxes	9,604	2.8%	12,297	3.2%

Interest and other expense on debt	1,698	0.5%	2,108	0.6%

Income before income taxes	7,906	2.3%	10,189	2.7%

Income tax provision	2,743	34.7%	3,959	38.9%

Net income	$5,163		$6,230

Earnings per share:

Net income per share - basic	$0.47		$0.57

Weighted average shares outstanding - basic	11,034		10,988

Net income per share - diluted	$0.47		$0.57

Weighted average shares outstanding - diluted	11,042		10,997

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Mar. 31,	At Dec. 31,
	2013	2012
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$2,799	$7,782
Accounts receivable, net	149,611	112,841
Inventories, net (includes LIFO debit of $1,932 as of March 31, 2013)	275,185	290,023
Prepaid expenses and other	6,957	11,731
Total current assets	434,552	422,377

Property and equipment, at cost	348,939	347,935
Accumulated depreciation	(156,274)	(151,608)
Net property and equipment	192,665	196,327

Goodwill	40,787	40,787
Intangible assets, net	35,202	35,424
Other long-term assets	12,211	11,079
Total assets	$715,417	$705,994

Liabilities

Current portion of long-term debt	$15,255	$15,282
Accounts payable	110,904	101,471
Accrued payroll	9,964	10,705
Other accrued liabilities	16,263	14,984
Total current liabilities	152,386	142,442

Credit facility revolver	174,955	177,575
Long-term debt	46,667	48,854
Other long-term liabilities	10,870	11,410
Deferred income taxes	34,821	35,856
Total liabilities	419,699	416,137

Shareholders' Equity

Preferred stock	--	--
Common stock	123,186	122,272
Accumulated other comprehensive loss	(576)	(579)
Retained earnings	173,108	168,164
Total shareholders' equity	295,718	289,857
Total liabilities and shareholders' equity	$715,417	$705,994

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended Mar. 31,
	(unaudited)
	2013	2012
Net sales
Flat products	$275,747	$316,629
Tubular and pipe products	62,317	65,423
Total net sales	$338,064	$382,052

Depreciation and amortization
Flat products	$4,242	$3,870
Tubular and pipe products	1,273	1,122
Total depreciation and amortization	$5,515	$4,992

Operating income
Flat products	$4,805	$7,794
Tubular and pipe products	6,759	6,444
Corporate expenses	(1,983)	(1,975)
Total operating income	$9,581	$12,263
Other income, net	23	34
Income before financing cost and income taxes	9,604	12,297
Interest and other expense on debt	1,698	2,108
Income before income taxes	$7,906	$10,189

Capital expenditures
Flat products	$679	$5,447
Tubular and pipe products	1,035	2,522
Total capital expenditures	$1,714	$7,969

	At Mar. 31,	At. Dec. 31,
	2013	2012
Goodwill
Flat products	$500	$500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Total assets
Flat products	$490,520	$480,487
Tubular and pipe products	224,897	225,507
Total assets	$715,417	$705,994

Other Information:
	At Mar. 31,	At Dec. 31,
	2013	2012
	(unaudited)
Shareholders' equity per share	$27.06	$26.54
Debt-to-equity ratio	0.80 to 1	0.83 to 1

	Three Months Ended Mar. 31,
	2013	2012
	(unaudited)

Capital expenditures	$1,714	$7,969
Cash dividends per share	$0.02	$0.02
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0552